Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES PRICING OF
1.0 BILLION OFFERING OF NEW SENIOR NOTES DUE 2029
FRISCO, TEXAS, February 18, 2021 -- Comstock Resources, Inc. (NYSE:CRK) ("Comstock" or the "Company") announced today the pricing of its private placement of new 6.75% senior notes due 2029 in the aggregate principal amount of $1.0 billion, which was increased from the originally proposed $750.0 million offering (the "Notes"). The Notes were sold at par. The offering is expected to close on March 4, 2021, subject to customary closing conditions.
The aggregate net proceeds from the sale of the Notes are expected to be approximately $984.0 million, after deducting the initial purchasers’ discounts and other offering expenses, and the Company intends to use such proceeds, together with, if necessary, borrowings under its bank credit facility or cash on hand, to fund the concurrent tender offers for a portion of the Company's 7.5% senior notes due 2025 and 9.75% senior notes due 2026 (the "Tender Offers"), including the payment of all premiums, accrued interest, and related fees and expenses incurred in connection therewith, and the excess, if any, for repayment of borrowings under the Company's bank credit facility.
The Notes offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Comstock Resources
Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.